                            SCHEDULE 14C INFORMATION
                                 (Rule 14c-101)
                 Information Statement Pursuant to Section 14(c)
          of the Securities Exchange Act of 1934 (Amendment No. ______)

Check the appropriate box:

[X] Preliminary Information Statement     [ ] Confidential, for use of the
[ ] Definitive Information Statement          Commission only (as permitted by
                                              Rule 14c-5(d)(2))


                               FUTUREBIOTICS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

     [X] No Fee Required.
     [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)  Title of each class of securities to which transaction applies:

                    Common Stock, par value $.0001 per share
                ------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

                  1,350,000 shares of Common Stock Outstanding
                ------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                       N/A
                ------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

         -------------------------------------------------------------------

     5)  Total Fee Paid.

         -------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------------------

                              INFORMATION STATEMENT
                                 TO STOCKHOLDERS
                                       OF
                               FUTUREBIOTICS, INC.

             THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY
                          THE MANAGEMENT OF THE COMPANY

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.



                               FUTUREBIOTICS, INC.
                               145 RICEFIELD LANE
                               HAUPPAUGE, NY 11788


                               ------------------

                                 April __, 1999

                               ------------------

                                TABLE OF CONTENTS

                                                                Page

Information Statement...........................................  1

Additional Information..........................................  1

Outstanding Voting Securities...................................  2

Principal Stockholders..........................................  3

Description of Transaction......................................  4-9

Financial Statements............................................  10

Notes to Financial Statements...................................  11

Selected Financial Data.........................................  12

Signature.......................................................  13

             THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY
                         THE MANAGEMENT OF THE COMPANY.

                           WE ARE NOT ASKING YOU FOR A
                           PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

                               FUTUREBIOTICS, INC.
                               145 RICEFIELD LANE
                               HAUPPAUGE, NY 11788

                              INFORMATION STATEMENT

         This Information Statement is furnished to holders of shares of common stock, $.0001 par value (the "Common Stock"), of Futurebiotics, Inc. (the "Company") to notify such stockholders that on or about April 15, 1999 the Company received written consents in lieu of a meeting of stockholders from holders of 700,000 shares of Common Stock and 8,335,000 shares of Preferred Stock representing approximately 70.2% of the total issued and outstanding shares of voting stock of the Company approving the execution and delivery of that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of March 3, 1999 by and among FB Acquisition Corp., a Delaware corporation ("FB Acquisition"), Nutraceutical Corporation, a Delaware corporation ("Nutraceutical"), the Company and PDK Labs, Inc., a New York corporation ("PDK"), and authorizing the consummation of the transactions contemplated thereby (the "Transactions").

         This Information Statement describing the approval of the Purchase Agreement and the authorization of the consummation of the Transactions is first being mailed or furnished to the Company's stockholders on or about April __, 1999, and such matters shall not become effective until at least 20 days thereafter. Expenses in connection with the distribution of this Information Statement will be paid by the Company and are anticipated to be less than $10,000.

         The Board of Directors knows of no other matters other than those described in this Information Statement which have been recently approved or considered by the holders of a majority of the shares of the Company's voting stock.

                             ADDITIONAL INFORMATION

         The terms of the Purchase Agreement and certain other information concerning the Transaction are contained in the Company's Form 8-K filed with the Securities and Exchange Commission (the "Commission") on March 10, 1999. The Form 8-K, including the Purchase Agreement attached as an exhibit thereto, may be examined at, and copies thereof may be obtained from, the regional offices of and public reference facilities maintained by the Commission as well as on the World Wide Web site maintained by the Commission on the Internet at http://www.sec.gov. The information contained in this Information Statement concerning Nutraceutical and FB Acquisition has been furnished to the Company by Nutraceutical. The Company assumes no responsibility for the accuracy or completeness of such information.

         The following documents or portions thereof, as filed with the Commission by the Company are incorporated herein by reference:

(1) Current Report on Form 8-K filed on March 10, 1999.

(2) Annual Report on Form 10-K for the year ended November 30, 1998.

(3) Quarterly Report on Form 10-Q for the period ended February 28, 1999.

                          OUTSTANDING VOTING SECURITIES

         As of the April 15, 1999 (the "Record Date"), out of the 40,000,000 shares of Common Stock authorized there were 1,350,000 shares of Common Stock issued and outstanding, and out of the 8,335,000 shares of the Preferred Stock authorized all of such shares were issued and outstanding.

         Only holders of record of the Common Stock and Preferred Stock at the close of business on the Record Date were entitled to participate in the written consents of the Company's stockholders. Each share of Common Stock was entitled to one vote and each share of Preferred Stock was entitled to one-tenth (1/10) of a vote.

         The Delaware General Corporation Law ("DGCL") provides in substance that unless the Company's certificate of incorporation provides otherwise, stockholders' may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. Under the applicable provisions of the DGCL, such action is effective when written consents from holders of record of the minimum number of shares of common stock necessary to authorize the action (here a majority of the voting shares of capital stock) are executed and delivered to the Company within 60 days of the earliest dated consent delivered in accordance with the DGCL.

         On the Record Date, PDK Labs, Inc. ("PDK") executed a written consent in lieu of a meeting of stockholders of the Company (the "Written Consent") approving the Purchase Agreement and authorizing the consummation of the Transactions. PDK executed the Written Consent with respect to its beneficial ownership of (i) 700,000 shares of Common Stock, and (ii) 8,335,000 shares of Preferred Stock. The shares of the Company's capital stock voted by PDK constituted as of the Record Date 70.2% of the Company's total voting stock outstanding. In accordance with the DGCL, the Company received more than a majority of the shares of voting stock approving the Purchase Agreement and authorizing the consummation of the Transactions. As a result, the Company shall take all actions necessary to consummate the Transactions.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of the Record Date with respect to the beneficial ownership of the outstanding shares of the Company's Common Stock and Preferred Stock by (i) each person known by the Company to beneficially own five percent (5%) or more of the outstanding shares; (ii) the Company's officers and directors; and (iii) the Company's officers and directors as a group:


         Name                Shares Of                          Shares Of
       And Address          Common Stock        Percent       Preferred Stock        Percent
          Of                Beneficially          Of           Beneficially            Of
   Beneficial Owner(1)        Owned(2)           Class           Owned (2)            Class
   -------------------      ------------        -------       ---------------        -------
PDK Labs, Inc.                700,000            51.9%           8,335,000             100%
145 Ricefield Lane
Hauppauge, NY

Reginald Spinello (3)            -                 -                 -                  -

Karine Hollander (4)             -                 -                 -                  -

Thomas Keith (5)                 -                 -                 -                  -

Lawrence Simon (5)               -                 -                 -                  -

Theresa Giove (5)                -                 -                 -                  -

Directors and Officers as        -                 -                 -                  -
a Group (5 persons)

--------------------
(1) Unless noted otherwise, the address for all listed beneficial owners is c/o the Company at 145 Ricefield Lane, Hauppauge, New York 11788.
(2) Beneficial ownership as reported in the table above has been determined in accordance with Instruction (4) to Item 403 of Regulation S-K of the Securities Exchange Act.
(3)   President, Chief Executive Officer and Director of the Company
(4)   Chief Financial Officer and Director of the Company.
(5)   Director of the Company.

                         DESCRIPTION OF THE TRANSACTION

The Company

         The Company, which was incorporated on March 16, 1994 distributes, markets and sells vitamins, minerals, herbal formulations and specialty nutritional supplements principally to health food stores through national distributors. The Company's primary product line consists of more than 150 items, including multi-vitamin/mineral formulas, green superfood powders, herbal/mineral tonics and herbal complexes, and specific specialty supplements. All of the Company's products are supplied by its parent company, PDK Labs Inc.

         The principal executive offices of the Company is located at 145 Ricefield Lane, Hauppauge, NY 11788, telephone number is (516) 273-2630.

The Purchaser

         FB Acquisition Corp., a Delaware corporation ("FB Acquisition") was specifically formed for the purpose of entering into the Purchase Agreement and consummating the Transaction. FB Acquisition is a wholly-owned subsidiary of Nutraceutical Corporation ("Nutraceutical") which is a wholly-owned subsidiary of Nutraceutical International Corporation ("Nutraceutical International"). Nutraceutical International is publicly traded on the Nasdaq National Market under the symbol "NUTR". The principal executive offices of FB Acquisition, Nutraceutical and Nutraceutical International are located at 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, telephone number (435) 655-6106. Nutraceutical International and its direct and indirect subsidiaries sells nutritional supplements under the Soloray, KAL, NeutraMax, VegLife, Premier One, Solar Green, Natural Sport and Action Labs brand names. Nutraceutical's customers primarily included health food stores and distributors for such stores.

The Purchase Agreement

         The following is a summary of the material provisions of the Purchase Agreement and is qualified in its entirety by reference to the complete text of the Purchase Agreements, a copy of which is attached as an exhibit to the Company's Current Report on Form 8-K filed by the Company on March 10, 1999 with the Commission and incorporated herein by reference.

         The Sale

         Upon the terms and subject to the conditions contained in the Purchase Agreement, (i) the Company will sell and transfer, and FB Acquisition will purchase and acquire, the Assets (as described below) and (ii) the Company will transfer and delegate to FB Acquisition, and FB Acquisition will assume and agree to pay, perform and discharge (to the extent not paid, performed or discharged prior to the closing date) the Assumed Liabilities (as described below).

         Assets

         The assets being transferred pursuant to the Purchase Agreements (the "Assets") include all of the right, title and interest of the Company in and to
(i) substantially all of its tangible and intangible assets, other than Excluded Assets (as described below), (ii) substantially all of its contracts, agreements and commitments, and (iii) all governmental license and permits. Excluded Assets include (i) cash (and cash equivalents), (ii) prepaid taxes, (iii) the Company's books and records, and (iv) the Company's private label nutritional supplement business.

         Liabilities

         The Assumed Liabilities include all liabilities and obligations of the Company which relate to the leases, agreements contracts and commitments transferred to FB Acquisition under the Purchase Agreement. FB Acquisition will not assume any liabilities or obligations of the Company other than the Assumed Liabilities.

         Consideration

                  As consideration for the Assets, FB Acquisition has agreed to pay in cash (i) $3,700,000, (ii) the value of purchased inventory up to a maximum of $1,500,000, and (iii) the net book value of accounts receivable up to a maximum of $725,000. The purchase price is subject to adjustment in the event that the proceeds actually received from collecting the purchased accounts receivable differs from the amount of purchased accounts receivable.

         The Closing

         It is anticipated that the closing of the Transactions will occur shortly after the conditions to closing have been satisfied which the Company anticipates occurring during the second calendar quarter of 1999.

         Representations And Warranties

         The Purchase Agreement contains certain representations and warranties of the parties relating to, among other things: (i) their organization and good standing; (ii) the execution, delivery and performance of the Purchase Agreement; (iii) the legality, validity and enforceability thereof against the parties, and the non-contravention of, and lack of conflict with, the Certificate of Incorporation or by-laws of the parties, the terms of any lien or any contract of agreement to which any of the parties is bound, or any provision of any statute, law, ordinance or administrative rule or regulation, license or order of any governmental authority or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree; (iv) the receipt of requisite consents and approvals; (v) title to the Assets; (vi) the condition of the Assets; and (vii) the absence of litigation and other legal proceedings.

         Certain Covenants

              The Purchase Agreement contains certain covenants and agreements of the parties that are customary for transactions similar to the Transaction and include the agreement, among other things: (i) by all parties to not publicly reveal any information relating to the operation of the Company's business which is not specifically already a matter of public record and (ii) by the Company to maintain and operate the Assets in accordance with past practice.

              In connection with the Transaction, the Company anticipates entering into a Transition Service Agreement at the closing of the Transaction (the "Closing") which will require the Company to provide certain services to FB Acquisition on a temporary basis in order to facilitate a smooth transition of the transfer of the Assets to FB Acquisition.

              Following the Closing, the Company shall be restricted from engaging in merchandising, distribution or sale of (i) a broad line of branded nutritional supplements, other than to mass merchandisers, or (ii) any of the Company's proprietary products and/or formulations. The Company will also amend its Certificate of Incorporation to change its name from Futurebiotics, Inc. to Pharmaceutical Products, Inc. As a result, the Company intends to commence a new business by either acquiring a going concern or by acquiring or developing assets which may constitute a new business.

         Conditions To Closing

         The obligations of the parties to consummate the Transaction on the Closing Date shall be subject to the prior satisfaction, or waiver, of certain conditions including: (i) receipt of all necessary consents and/or approvals to the Transaction, including the approval of the Company's stockholders; (ii) the absence of any actual or threatened suit, action or proceeding to restrain, enjoin or otherwise prevent the consummation of the Transaction, or any other action, suit, claim, investigation or proceeding against the parties; and (iii) the representatives and warranties contained in the Purchase Agreement are materially true.

         Indemnification

         The Company and PDK have agreed to jointly and severally indemnify, defend and hold harmless FB Acquisition and its affiliates directors, officers, employees, shareholders (collectively, the "Buyer Group") from and against any and all losses, liabilities, expenses, or other obligations suffered or incurred by the Buyer Group which, directly or indirectly, arise out of, result from or relate to (i) a breach of any representation or warranty of the Company or PDK contained in the Purchase Agreement or in any other document contemplated by the Purchase Agreement; (ii) any action, demand, proceeding investigation or claim by a third party against the Company which, if successful, would give rise to or evidence the existence of breach of representation warranty or covenant by the Company; (iii) any claim brought by a broker or finder by, through, or under Buyer; or (iv) any claim brought against the Buyer Group relating to an Excluded Liability (as defined in the Purchase Agreement).

         FB Acquisition and Nutraceutical have agreed to jointly and severally indemnify, defend and hold harmless the Company and its affiliates directors, officers, employees, shareholders (collectively, the "Seller Group") from and against any and all losses, liabilities, expenses, or other obligations suffered or incurred by the Seller Group which, directly or indirectly, arise out of, result from or relate to (i) a breach of any representation or warranty of the FB Acquisition or Nutraceutical contained in the Purchase Agreement or in any other document contemplated by the Purchase Agreement; (ii) any action, demand, proceeding investigation or claim by a third party against FB Acquisition which, if successful, would give rise to or evidence the existence of breach of representation warranty or covenant by FB Acquisition; (iii) any claim brought by a broker or finder by, through, or under FB Acquisition; or (iv) any claim brought against the Seller Group relating to an Assumed Liability (as defined in the Purchase Agreement).

         The obligations of the Company to indemnify, defend and hold harmless the Buyer Group pursuant to the Purchase Agreement and other related documents shall not exceed the sum of $3,700,000 plus the net amount paid by FB Acquisition for the purchased inventory. In addition, the obligations of PDK to indemnify and hold harmless the Buyer Group pursuant to the Purchase Agreement and other related documents shall not exceed the sum of $2,000,000.

         Termination

         The Purchase Agreement may be terminated (i) upon mutual consent of the Company and FB Acquisition, (ii) by either party in the event certain representations, warranties or covenants have been breached or the Closing has not occurred by June 30, 1999 or (iii) by FB Acquisition, in the event that certain schedules referenced in the Purchase Agreement were not reasonably satisfactory to FB Acquisition.

Interests Of Certain Persons In The Sale Transaction

         In considering the foregoing, stockholders should be aware that PDK Labs stands to indirectly benefit from the Transaction. Reginald Spinello, the Company's President, and Karine Hollander, the Company's Chief Financial Officer, are also the President and Chief Financial Officer, respectively, of PDK Labs. In addition, a majority of the Board of Directors of PDK constitute a majority of the Board of Directors of the Company. The proceeds from the Transaction may be used to acquire or develop another business which may directly or indirectly benefit PDK Labs. A new business pursued by the Company may (like the Company's present business) engage PDK to provide certain services to the Company, including supplying product, accounting and other administrative and management services.

Regulatory Approvals

         No State or Federal regulatory approval is required in connection with consummating the Transaction.

Accounting Treatment

         The Transaction will be accounted for as a sale of certain assets and a transfer of certain liabilities. The sum of the consideration to be received by the Company and the liabilities to be assumed by the FB Acquisition will be materially more than the book value of the assets. The Transaction will result in a taxable gain of approximately $2,242,000. The Company intends to pay the proper state, federal and local taxes incurred as a result of consummating the Transaction.

Certain Income Tax Consequences

         The Company expects to incur a gain for income tax purposes with respect to the Transaction. The consummation of the Transaction will not result in any direct federal or state income tax consequences to the stockholders of the Company.

Effect Of The Sale Transaction On The Company's Stockholders

         If the Transaction is consummated, the stockholders of the Company will retain their equity interest in the Company. Such sale will not result in any issuance of any capital stock by the Company nor will it change the rights of the Company's stockholders. Although the Company does not presently anticipate paying any dividends, the net proceeds from consummating the Transaction may be used for this purpose.

Use Of Proceeds Of The Sale Transaction

         The Company anticipates that the net proceeds from consummating the Transaction will be approximately $5,925,000. The Company intends to use the funds to pay ordinary operating expenses and to pursue acquiring a going concern or developing a new business. Prior to their intended use, the Company will invest available funds in U.S. Treasury and other short term obligations.

Reasons For The Transaction

         The Board of Directors believes that the Transaction is fair to and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors has unanimously approved the Transaction.

         In reaching its conclusions, the Board of Directors considered, among other things, the following material factors:

         (1) A range of alternative strategic options, including the sale of the Company's stock or merging with another entity out of which options the Transaction presented the best opportunity to the Company to enhance shareholder value.

         (2) The relatively small number of potential acquirors, due in great measure to the necessity of finding a purchaser that is experienced with selling nutritional supplements to the health food store market, and the inability of the Company to negotiate with any of such potential acquirors a definitive agreement with terms more favorable than the Transaction.

         (3) The proposed terms and structure of the Transaction and the terms and conditions of the Purchase Agreement.

         (4) The ability to consummate the Transaction without restricting, limiting or altering the rights of the stockholders of the Company.

         (5) The perceived motivation of Nutraceutical and their executives and Nutraceutical's financial condition, which factors underscored the earnest intent of Nutraceutical to consummate the Transaction and demonstrated the Nutraceutical's financial ability to assume the obligations and liabilities associated with the Company's business.

         (6) The recommendation of the Company's management to enter into the Transaction.

         (7) The extensive experience of the Nutraceutical's management in sourcing, marketing, distributing and selling nutritional supplements to the health food store market.

         In light of these factors and the consideration to be received in connection with the Transaction, the Board determined that the Transaction was in the best interests of the Company and its stockholders. The Board took into account the fact that only a relatively small number of parties expressed interest in acquiring the Assets. It was reasonably unlikely that the Company would receive, in the foreseeable future, offers to engage in alternative transactions on terms more favorable to the Company and its stockholders than those offered by FB Acquisition.

                               FUTUREBIOTICS, INC

                             PRO FORMA BALANCE SHEET

                                FEBRUARY 28, 1999

                 (in thousands, except share and per share data)

                                   (Unaudited)

                                                                                        Pro Forma
                                                                     Actual             Adjustments           As Adjusted
                                                                ---------------       ---------------       ---------------
ASSETS

CURRENT ASSETS:
          Cash and cash equivalents                                        $83                $5,675                $5,758
          Restricted cash                                                   --                   250                   250
          Accounts receivable, less allowance for
                        doubtful accounts of $12                         1,084                  (875)                  209
          Inventories                                                    1,989                (1,500)                  489
          Due from parent                                                2,846                    --                 2,846
          Property, plant and equipment held for disposal                  179                  (179)                   --
          Intangible assets held for disposal                              405                  (405)                   --
          Prepaid income taxes                                               5                    --                     5
          Prepaid expenses and other current assets                        299                  (299)                   --
          Deferred income tax asset                                        278                  (278)                   --
                                                                ---------------       ---------------       ---------------
                        Total current assets                             7,168                 2,389                 9,557

OTHER ASSETS                                                               142                    --                   142
                                                                ---------------       ---------------       ---------------


                                                                        $7,310                $2,389                $9,699
                                                                ===============       ===============       ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
          Accounts payable and accrued expenses                           $204                    --                  $204
           Income taxes payable                                             --                   373                   373
                                                                ---------------       ---------------       ---------------
                        Total current liabilities                          204                   373                   577
                                                                ---------------       ---------------       ---------------

STOCKHOLDERS' EQUITY:
          Common stock, $.0001 par value; authorized 40,000,000
                        shares; 1,350,000 issued and                        --                    --                    --
                        outstanding
          Preferred stock, $.0001 par value; authorized, issued and
                        outstanding 8,335,000 shares                         1                    --                     1
          Additional paid-in capital                                     9,395                    --                 9,395
          Unearned compensation                                         (1,162)                   --                (1,162)
          Retained earnings (Deficit)                                   (1,128)                2,016                   888
                                                                ---------------       ---------------       ---------------
                                                                         7,106                 2,016                 9,122
                                                                ---------------       ---------------       ---------------

                                                                        $7,310                $2,389                $9,699
                                                                ===============       ===============       ===============

                               FUTUREBIOTICS, INC.
                     NOTES TO PRO FORMA FINANCIAL STATEMENTS
                         PERIOD ENDED FEBRUARY 28, 1999
                                 (in thousands)
                                   (Unaudited)

         The pro forma balance sheet at February 28, 1999 reflects adjustments which give effect to the sale of assets by the Company to FB Acquisition Corp. under the proposed Asset Purchase Agreement. As consideration for the assets sold, FB Acquisition Corp. has agreed to pay in cash (i) 3,700, (ii) the value of purchased inventory up to a maximum of $1,500 and (iii) the net book value of accounts receivable up to a maximum of $725. The purchase price is subject to adjustment in the event that the proceeds actually received from collecting the purchased accounts receivable differs for the amount of purchased accounts receivable.

         Following the closing of this transaction, the Company shall be restricted from engaging in its normal course of business. The pro forma statement of earnings would reflect a discontinuance of operations and a gain on the sale of assets of approximately $2,016, net of taxes of $651.

SELECTED FINANCIAL DATA (1)

SUMMARY BALANCE SHEET DATA
(in thousands, except per share data)

                                                           November 30,                              As of February 28, 1999

                                           1994      1995         1996        1997      1998          Actual    Proforma(2)
                                           ----      ----         ----        ----      ----          ------    -----------
Total Assets                              $9,865   $10,142      $11,764     $10,975    $7,340          $7,310      $9,699
Long - Term Obligations                       --     1,250        3,000       3,000        --              --          --
Stockholders' Equity                       7,890     8,547        8,545       7,798     7,126           7,106       9,122
Net Book Value Per Common Share           $12.52     $6.33        $6.33       $5.78     $5.27           $5.26       $6.76


SUMMARY INCOME STATEMENT DATA (3)
(in thousands, except share and per share data)

                                                              Years Ended November 30,                       Three Months Ended
                                                                                                                 February 28,
                                            1994         1995          1996        1997       1998            1998          1999
                                            ----         ----         ----         ----       ----            ----          ----
                                                                                                                 (unaudited)
Revenues                                  $7,415      $10,647       $12,713      $11,682     $10,304          $2,344        $1,748
Operating (Loss) Income                      895          516          (372)      (1,206)       (914)           (243)         (180)
Net (Loss) Income                            533          442          (290)      (1,034)       (980)           (181)          (86)
Cash Dividends                                --           --            --           --          --              --            --
Net (Loss) Income Per Common Share         $1.15        $0.33        ($0.21)      ($0.77)     ($0.73)         ($0.13)       ($0.06)
Average Number of Common Shares
     Outstanding                         463,472    1,327,643     1,350,000    1,350,000   1,350,000       1,350,000     1,350,000

(1) In March 3, 1999 the Company entered into an Asset Purchase Agreement to sell substantially all of the Company's assets.
     Following the closing of this transaction, the Company shall be restricted from engaging in its normal course of business. As a result, the Company intends to commence a new business

(2) Gives effect to the sale of assets by the Company under the proposed Asset Purchase Agreement.

(3) Proforma income statement data for the three months ended February 28, 1999, under the proposed Asset Purchase Agreement, would reflect a discontinuance of operations and a gain on the sale of assets of approximately $2,016, net of taxes of $651.

         IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT,
                                 PLEASE CONTACT:

                                Reginald Spinello
                               Futurebiotics, Inc.
                               145 Ricefield Lane
                               Hauppauge, NY 11788
                                 (516) 273-2630

                                          By order of the Board of Directors
                                          Futurebiotics, Inc.



                                          ------------------------------
                                          Reginald Spinello
                                          Chief Executive Officer and
                                          President



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